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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)*
Sun New Media Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

86681W 10 4
(CUSIP Number)

Clarence Lo, 22/F., Sino Favour Centre, 1 On Yip Street, Chai Wan, Hong Kong, (852) 3102 2313
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 28, 2005
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule
because of SS240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [   ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See S240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 86681W 10 4

	1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Sun Media Investment Holdings Limited

	2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) X ...................................................................................................
(b) ..................................................................................................

	3.	SEC Use Only ....................................................................................

	4.	Source of Funds (See Instructions) ............PF..........................

	5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ......N/A...........

	6.	Citizenship or Place of Organization The British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 35,583,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 35,583,000

	10.	Shared Dispositive Power 0

	11.	Aggregate Amount Beneficially Owned by Each Reporting Person 35,583,000

	12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ...N/A.....

	13.	Percent of Class Represented by Amount in Row (11) ............55%...............

14.	Type of Reporting Person (See Instructions)

...............HC...................................................................

........................................................................................

........................................................................................

Signature After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

28 December 2005
Date

/s/ Clarence Lo
Signature

CFO
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.

If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the
Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)